UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2014

NB&T FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

OHIO	0-23134	31-1004998
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	I.D. No.)

48 N. South Street, Wilmington, Ohio 45177

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (937) 382-1441

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On September 16, 2014, the Board of Directors of The National Bank and Trust Company (“NBTC”), the wholly-owned subsidiary of NB&T Financial Group, Inc. (“NB&T Financial”), established an incentive compensation plan for certain employees of NBTC pursuant to which awards are based on NBTC’s achievement of an increase in NBTC’s pre-tax, pre-bonus earnings. Pursuant to the incentive plan, the Board of Directors establishes a percentage of such earnings improvement that will be directed to a bonus pool for employees participating in the plan. The Board of Directors may also establish a second tier sharing percentage for pre-tax, pre-bonus earnings improvements that exceed the base expectation. The level of participation by each eligible employee is determined by that employee’s compensation as a percentage of NBTC’s total compensation. The Compensation Committee of NB&T Financial may exclude from determining the level of achievement of NBTC’s performance objectives any extraordinary or significant items. Awards will be paid in cash as soon as practical after the plan year end and after NBTC’s earnings have been reviewed by its auditors. The incentive plan provides that upon a change in control, as defined in the plan, all awards will be paid on a pro-rata basis to eligible employees who are employed as of the date of the change in control.

All regular full-time and part-time employees are eligible to participate except those who participate in a separate plan where additional compensation is awarded based on loan originations or sales of non-traditional bank products. The named executive officers of NB&T Financial — Messrs. John J. Limbert, W. Keith Argabright and Craig F. Fortin — are eligible to participate in the incentive plan.

For 2014, the Board of Directors of NBTC established a 15% allocation to the bonus pool for NBTC pre-tax, pre-bonus earnings improvement up to $455,000 in 2014 over 2013, and a 25% allocation to the bonus pool for any improvement in earnings in excess of the $455,000 threshold for 2014.

A copy of the National Bank & Trust Incentive Plan is attached to this Form 8-K as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits.

(c) Exhibits:

Exhibit 10.1	National Bank & Trust Incentive Plan, Amended and Restated September 16, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NB&T Financial Group, Inc.

By:	/s/ Craig F. Fortin
Craig F. Fortin Senior Vice President, Chief Financial Officer

Date: September 19, 2014